                                                                                                   EXHIBIT 11.


                               SIGNAL TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                             COMPUTATION OF
                                      NET INCOME (LOSS) PER SHARE
                             (In thousands, except per share amounts)


                                                                              Three Months Ended
                                                                                   March 31,
                                                                         1997                    1996
                                                                  --------------------    --------------------
Net income (loss)                                                         $745                   $(155)
                                                                  ====================    ====================

Weighted average number of shares outstanding during the period
                                                                         7,187                   6,977

Add:
Assumed exercise of common share options                                   910                     ---

Less:
Purchase of common stock under the treasury stock method
                                                                          (383)                    ---
                                                                  --------------------    --------------------

Common and common equivalent shares outstanding for purpose of
calculating primary income (loss) per share                              7,714                   6,977

Incremental shares to reflect full dilution                                ---                     ---
                                                                  --------------------    --------------------

Total shares for purpose of calculating fully diluted income
(loss) per share                                                         7,714                   6,977
                                                                  ====================    ====================


Primary income (loss) per share                                          $0.10                 $(0.02)
                                                                  ====================    ====================

Fully diluted income (loss) per share                                    $0.10                 $(0.02)
                                                                  ====================    ====================

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